                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:


[ ] Preliminary information statement

[X] Definitive information statement


[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

                         MANUFACTURERS INVESTMENT TRUST
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required.
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     (not applicable)

---  Fee paid previously with preliminary materials

--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (not applicable)



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October 8, 1998


Manulife Financial
73 Tremont Street
Boston, Massachusetts 02108


Dear Contract Owner:

     Enclosed please find an Information Statement regarding the reorganization and recapitalization of Oechsle International Advisors, L.P. ("Oechsle"), the subadviser to the Global Government Bond portfolio (the "Portfolio"). The Transaction is described in the Information Statement.

     The Transaction has not resulted in any change in the investment objective or policies of the Portfolio or the portfolio manager of the Portfolio nor has there been any material change in the other Oechsle investment personnel servicing these portfolios.

     Please note that we are not asking you for a proxy and you are requested not to send us a proxy. If you have further questions regarding the Information Statement please do not hesitate to contact Manulife Financial at 1-800-VARILINE from 8:00 a.m. through 6:00 p.m. Eastern time on any business day.

Very truly yours,

[Officer of Insurance Company Issuing Variable Product]

                         MANUFACTURERS INVESTMENT TRUST


               116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116
                 INFORMATION STATEMENT TO SHAREHOLDERS REGARDING
                      OECHSLE INTERNATIONAL ADVISORS, L.P.
                                 OCTOBER 8, 1998


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     On October 8, 1998, Oechsle International Advisors, L.P. ("Oechsle LP"), the subadviser to the Global Government Bond portfolio (the "Portfolio") of Manufacturers Investment Trust (the "Trust") reorganized and recapitalized as described below (the "Transaction").


     As a result of the Transaction, Oechsle International Advisors, LLC ("Oechsle LLC"), the successor to Oechsle LP, has entered into a new subadvisory agreement with Manufacturers Securities Services, LLC ("MSS" or the "Adviser"), 73 Tremont Street, Boston, MA 02108, the adviser to the Trust. The new subadvisory agreement is on substantially identical terms to the subadvisory agreement between MSS and Oechsle LP except as noted below. The Board of Trustees of the Trust approved the new subadvisory agreement at a meeting held on June 29, 1998. The Transaction has not resulted in any change in the portfolio managers for the Portfolio nor has there been any material change in the investment personnel servicing this Portfolio.

DESCRIPTION OF THE TRANSACTION

     Structure of Oechsle LP


     Oechsle LP was a Delaware limited partnership. Its sole general partner was Oechsle Group, L.P., a Delaware limited partnership ("Group LP"). Walter Oechsle, as Managing General Partner of Group LP, was the chief executive officer of Oechsle LP and Group LP. In addition to Mr. Oechsle, the following persons were general partners of Group LP: S. Dewey Keesler, Jr., L. Sean Roche, Stephen P. Langer, Steven H. Schaefer, Warren Walker and Andrew S. Parlin. The principal occupation of all of the general partners of Group LP is as a partner of Group LP and officer of Oechsle LP. The address of Oechsle LLC, Oechsle LP, Group LP and each general partner of Group LP is One International Place, Boston, Massachusetts 02110.


     Dresdner Asset Management (U.S.A.) Corporation ("DAMCO") currently owns a majority limited partnership interest in Oechsle LP. DAMCO is a wholly-owned subsidiary of Dresdner Bank AG. DAMCO's address is 75 Wall Street, New York, New York 1005. The address of Dresdner Bank AG is Jurgen-Ponto-Platz 1 60301, Frankfurt am Main, Germany.

     Certain Ownership Changes Effected by the Transaction

     As part of the Transaction, Oechsle LP was reorganized into Oechsle LLC, which now conducts the business that Oechsle LP conducted prior to that time. Also as part of the Transaction, (1) the seven general partners of Group LP approximately doubled their current collective ownership interest in Oechsle, and (2) Dresdner Bank AG sold the stock of DAMCO to Fleet Financial Group, Inc. ("Fleet"), which now holds approximately a 35% (on a fully diluted basis) nonvoting interest in Oechsle LLC. As a result, Dresdner Bank AG no longer holds any interest in Oechsle LLC.


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
     Structure Following the Transaction


     Oechsle LLC is a Delaware limited liability company. Its Member Manager is Oechsle Group, LLC, a Delaware limited liability company ("Group LLC") which owns approximately a 44% (on a fully diluted basis) interest in Oechsle LLC. The seven current general partners of Group LP will collectively own approximately an 89% interest in Group LLC. The management, policies and control of Oechsle LLC are vested exclusively in Group LLC. Day-to-day management of Oechsle LLC will be exercised by the Management Committee of Group LLC which will consist of Messrs. Keesler, Roche, Langer, Walker and Parlin. The address of Group LLC is One International Place, Boston, Massachusetts 02110.


APPROVAL OF NEW SUBADVISORY AGREEMENT


     Prior to October 8, 1998, Oechsle LP was the subadviser to the Portfolio pursuant to a subadvisory agreement (the "Old Subadvisory Agreement") dated January 1, 1996 between Oechsle and MSS.



     As a result of the Transaction, the Board of Trustees of the Trust has approved a new subadvisory agreement between Oechsle LLC and MSS effective as of the closing of the Transaction, October 8, 1998 (the "New Subadvisory Agreement"). Pursuant to an order the Trust has received from the Securities and Exchange Commission, shareholder approval of the New Subadvisory Agreement is not required. However, a condition of this order is that notice be sent to shareholders informing them of the new agreements. This Information Statement is being supplied to shareholders to fulfill that condition. This Information Statement will be mailed on or about October 13, 1998.




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
DESCRIPTION OF NEW AND OLD SUBADVISORY AGREEMENTS


     The New Subadvisory Agreement is substantially identical to the Old Subadvisory Agreement, differing only with respect to its effective date and certain of the provisions regarding shareholder approval of the agreement and records to be kept by the Subadviser. The subadvisory fees payable under the New Subadvisory Agreement are the same as the fees paid under the Old Subadvisory Agreement.



     Under the terms of the Old Subadvisory Agreement and the New Subadvisory Agreement (the "Subadvisory Agreement"), Oechsle LLC manages and Oechsle L.P. managed (Oechsle LLC and Oechsle L.P. will hereafter be referred to collectively as "Oechsle") the investment and reinvestment of the assets of the Portfolio, subject to the supervision of the Trust's Board of Trustees. Oechsle formulates a continuous investment program for the Portfolio consistent with the Portfolio's investment objectives and policies. Oechsle implements such programs by purchases and sales of securities and regularly report to the Adviser and the Trustees of the Trust with respect to the implementation of such programs. Oechsle, at its expense, furnishes all necessary investment and management facilities, including salaries of personnel required for it to execute its duties, as well as administrative facilities, including bookkeeping, clerical personnel, and equipment necessary for the conduct of the investment affairs of the Portfolio.


     As compensation for its services, the Adviser receives an advisory fee computed separately for each Portfolio. The fee for each Portfolio is stated as an annual percentage of the current value of the net assets of the Portfolio. The fee, which is accrued daily and payable monthly, is calculated for each day by multiplying the daily equivalent of the annual percentage prescribed for a Portfolio by the value of the net assets of the Portfolio at the close of business on the previous business day of the Trust. The following is a schedule of the advisory fees the Portfolio currently is obligated to pay the Adviser.

     PORTFOLIO                                ADVISORY FEE

     Global Government Bond Trust             .800%

     As compensation for its services, Oechsle receives a fee from the Adviser computed separately for the Portfolio. The fee for the Portfolio is stated as an annual percentage of the current value of the net assets of the Portfolio. The fees are calculated on the basis of the average of all valuations of net assets of the Portfolio made at the close of business on each business day of the Trust during the period for which such fees are paid. Once the average net assets of the Portfolio exceed specified amounts, the fee is reduced with respect to such excess. The following is a schedule of the management fees the Adviser was obligated to pay Oechsle under the Old Subadvisory Agreement, and is currently is obligated to pay Oechsle under the New Subadvisory Agreement, out of the advisory fee it receives from the Portfolio as specified above. THESE FEES ARE PAID BY THE ADVISER OUT OF THE ADVISORY FEE IT RECEIVES FOR THE PORTFOLIO AND ARE NOT ADDITIONAL CHARGES TO THE PORTFOLIO. THE TRANSACTION HAS NOT RESULTED IN ANY CHANGES IN THE RATE OF THESE FEES.

PORTFOLIO           First $50 Million   Between $50 Million   Between $200 Million   Excess Over $500
                                        and $200 Million      and $500 Million       Million

Global              .375%               .350%                 .300%                  .250%
Government Bond
Trust

     The Old Subadvisory Agreement required approval of the agreement as to the Portfolio by both (i) the Trustees of the Trust including a majority of Trustees who are not "interested persons" (defined in the 1940 Act) of any parties to the agreements and (ii) a majority of the outstanding voting securities of the Portfolio. The New Subadvisory Agreement requires only approval of the Trustees of the Trust including a majority of Trustees who are not interested persons of any parties to these agreements.


     The Subadvisory Agreement will continue in effect as to the Portfolio for a period no more than two years from the date of their execution only so long as such continuance is specifically approved at least annually either by the Trustees or by the vote of a majority of the outstanding voting securities of the Trust, provided that in either event such continuance shall also be approved by the vote of the majority of the Trustees




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

who are not "interested persons" (as defined in the 1940 Act) of any party to the Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of any continuance of the Subadvisory Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series of shares of beneficial interest of the Portfolio vote to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of any other portfolio of the Trust affected by the Subadvisory Agreement.


     If any required shareholder approval of the Subadvisory Agreement is not obtained, Oechsle will continue to act as subadviser with respect to the Portfolio pending the required approval of the continuance of such Agreement, of a new contract with Oechsle or different subadviser, or other definitive action.


     The Subadvisory Agreement may be terminated at any time without the payment of any penalty on 60 days' written notice to the other party or parties to the Subadvisory Agreements and to the Trust: (i) by the Trustees of the Trust; (ii) with respect to the Portfolio, by the vote of a majority of the outstanding voting securities of the series of shares of beneficial interest of the Portfolio; (iii) by Oechsle or (iv) by the Adviser. The Subadvisory Agreement will automatically terminate in the event of their assignment.



     The New Subadvisory Agreement may be amended by the Adviser and Oechsle provided such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and a majority of the Trustees of the Trust who are not interested persons of the Trust cast in person at a meeting called for the purpose of voting on such approval. The Old Subadvisory Agreement, in addition, provided that any such amendment must be specifically approved by the vote of a majority of the outstanding voting securities of each of the portfolios of the Trust affected by the amendment. The required shareholder approval would have been effective with respect to any portfolio of the Trust if a majority of the outstanding voting securities of that portfolio voted to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio of the Trust affected by the amendment or (b) all the portfolios of the Trust. Shareholder approval is not required for an amendment to the New Subadvisory Agreement.



     The Subadvisory Agreement provides that Oechsle will not be liable to the Trust or the Adviser for any losses resulting from any matters to which the agreement relates other than losses resulting from Oechsle's willful misfeasance, bad faith or gross negligence in the performance of, or from reckless disregard of, its duties.


BOARD OF TRUSTEE CONSIDERATIONS

     At its meeting duly held on June 29, 1998, the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to the New Subadvisory Agreement approved the New Subadvisory Agreement.

     In connection with the approval of the New Subadvisory Agreement, the Board considered, among other things, that the Transaction would not result in any material change in (i) the Portfolio's investment objective or policies, (ii) the investment management of the Portfolio or (iii) the investment personnel managing the Portfolio. Management of Oechsle informed the Trustees that the Transaction is not expected to result in any such changes, although no assurance can be given that such changes will not occur.

     In evaluating the New Subadvisory Agreement, the Board took into account the fact that the New Subadvisory Agreement is substantially similar to the Old Subadvisory Agreement, differing only with respect to their effective dates and certain of the provisions regarding shareholder approval of the Subadvisory Agreements. The Board in approving the New Subadvisory Agreement, evaluated a number of factors, including, but not limited to, the nature and quality of the services to be provided Oechsle, the fees to be paid to Oechsle and other comparable investment companies, and performance information regarding the Portfolio and other comparable investment companies. The Board was also given audited financial statements of Oechsle. The Board was provided with an analysis of its fiduciary obligations in



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
connection with such considerations. In considering the New Subadvisory Agreement, the Trustees discussed the information provided to them and their fiduciary obligations.

SUBADVISORY FEES PAID

     For the year ended December 31, 1997, the Adviser paid subadvisory fees to Oechsle as follows:

                             Dollar Amount        Percent of Average Net Assets

Global Government Bond       $801,544             .350%

ADVISORY FEES PAID

     For the year ended December 31, 1997, the Portfolios paid the Adviser the following advisory fees:

                             Dollar Amount        Percent of Average Net Assets

Global Government Bond       $1,837,451           .800%


     For the year ended December 31, 1997, the net investment advisory fees retained by the Adviser after payment of the subadvisory fee for the Portfolios is as follows:

                             Dollar Amount        Percent of Average Net Assets

Global Government Bond       $1,035,907           .450%

PRIOR TRUSTEES AND SHAREHOLDER APPROVAL OF THE OLD AGREEMENT

     The Old Subadvisory Agreement was most recently approved by the Board of Trustees at a meeting held September 25, 1997 in connection with the annual review of the Old Subadvisory Agreement. The Old Subadvisory Agreement was most recently approved by shareholders at a meeting held on December 5, 1995 in connection with its termination due to a change in control of the Adviser.



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
OWNERSHIP OF THE TRUST


     As of October 8, 1998, 100% of the Trust's shares were legally owned by four shareholders:


     (i) The Manufacturers Life Insurance Company of North America, a Delaware stock life insurance company whose address is 116 Huntington Avenue ("Manulife North America"), Boston, Massachusetts 02116,

     (ii) The Manufacturers Life Insurance Company of New York ("Manulife New York"), a wholly owned subsidiary of Manulife North America and a New York stock life insurance company whose address is 555 Theodore Fremd Avenue, Rye, New York 10580,

     (iii) The Manufacturers Life Insurance Company of America ("Manufacturers America"), a stock life insurance company organized under the laws of Pennsylvania and redomesticated under the laws of Michigan whose address is 500 North Woodward Avenue, Bloomfield Hills, Michigan 48304 and

     (iv) The Manufacturers Life Insurance Company (U.S.A.), a stock life insurance company organized under the laws of Pennsylvania and redomesticated under the laws of Michigan whose address is 500 North Woodward Avenue, Bloomfield Hills, Michigan 48304 ("ManUSA").

     Manulife North America holds Trust shares attributable to variable annuity contracts in The Manufacturers Life Insurance Company of North America Separate Account A and Trust shares attributable to variable life contracts in The Manufacturers Life Insurance Company of North America Separate Account B, both of which are separate accounts registered under the 1940 Act, as well as in an unregistered separate account.


     Manulife New York holds Trust shares attributable to variable contracts in The Manufacturers Life Insurance Company of New York Separate Accounts A and B, separate accounts registered under the 1940 Act. Manulife New York also holds Trust shares in several unregistered separate accounts.


     Manufacturers America holds Trust shares attributable to variable contracts in Manufacturers America Separate Accounts One, Two, Three and Four, which are separate accounts registered under the 1940 Act.


     ManUSA holds Trust shares in several unregistered separate accounts.


     The ultimate controlling parent of Manulife New York, Manulife North America, Manufacturers America and ManUSA is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company whose principal address is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.

     No Trustees or officers of the Trust, have any interest in any contract the reserves for which are invested in the Trust.

MANAGEMENT AND CONTROL OF OECHSLE


     The management and control of Oechsle LLC is described under "Description of the Transaction." The business address of Oechsle LLC is One International Place, Boston, MA 02110.




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
     The names, titles and principal occupation of the current executive officers of Oechsle LLC are as follows:


----------------------------------------------------------------------------------------------------
NAME                     POSITION AND PRINCIPAL OCCUPATION                  ADDRESS
----------------------------------------------------------------------------------------------------
Walter Oechsle           Managing Principal, Portfolio                      One International Place
                         Management & Research                              Boston, MA 02110

S. Dewey Keesler, Jr.    Managing Principal, CIO, Portfolio                 One International Place
                         Management & Research                              Boston, MA 02110

Stephen P. Langer        Managing Principal, Director of                    One International Place
                         Marketing & Client Servicing                       Boston, MA 02110

Andrew Parlin            Managing Principal, Portfolio                      One International Place
                         Management & Research                              Boston, MA 02110

L. Sean Roche            Managing Principal, COO, Portfolio                 One International Place
                         Management & Research                              Boston, MA 02110

Steven H. Schaefer       Managing Principal, Portfolio Management &         One International Place
                         Research                                           Boston, MA 02110

Warren Walker            Managing Principal, Portfolio                      One International Place
                         Management & Research                              Boston, MA 02110
----------------------------------------------------------------------------------------------------


BROKERAGE TRANSACTIONS


     Pursuant the Subadvisory Agreement, Oechsle is responsible for placing all orders for the purchase and sale of portfolio securities of the Portfolio. Oechsle has no formula for the distribution of the Portfolio brokerage business, its intention being to place orders for the purchase and sale of securities with the primary objective of obtaining the most favorable overall results for the Portfolios.


     In selecting brokers or dealers through whom to effect transactions, Oechsle gives consideration to a number of factors, including price, dealer spread or commission, if any, the reliability, integrity and financial condition of the broker-dealer, size of the transaction and difficulty of execution. In selecting brokers and dealers, Oechsle also gives consideration to the value and quality of any research, statistical, quotation or valuation services provided by the broker or dealer. In placing a purchase or sale order, Oechsle may use a broker whose commission in effecting the transaction is higher than that of some other broker if Oechsle determines in good faith that the amount of the higher commission is reasonable in relation to the value of the brokerage and




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
research services provided by such broker, viewed in terms of either the particular transaction or Oechsle's overall responsibilities with respect to the Portfolio and any other accounts managed by Oechsle.

     To the extent research services are used by Oechsle in rendering investment advice to the Portfolio, such services would tend to reduce Oechsle's expenses. However, Oechsle does not believe that an exact dollar value can be assigned to these services. Research services received by Oechsle from brokers or dealers executing transactions for the Trust will be available also for the benefit of other portfolios managed by Oechsle.

     For the year ended December 31, 1997, the Trust for all portfolios paid brokerage commissions in connection with portfolio transactions of $14,209,750 although no commissions were paid in connection with the Portfolio.

OTHER INVESTMENT COMPANIES ADVISED BY OECHSLE

     Oechsle LLC does not act as investment adviser to any other portfolios with investment objectives and policies similar to the Global Government Bond Trust.

     OTHER MATTERS

     The Trust will furnish, without charge, a copy of the Trust's annual report for the fiscal year ended December 31, 1997 to a shareholder upon request. To obtain a report, please contact the Trust by calling (800) 344-1029 or by writing to 116 Huntington Avenue, Boston, Massachusetts 02116, Attn: Kevin Hill.

     Manufacturers Securities Services, LLC ("MSS"), the adviser to the Trust, is located at 73 Tremont Street, Boston, Massachusetts 02108. The Trust does not have a principal underwriter or administrator since shares are sold only to insurance companies and their separate accounts as the underlying investment medium for variable contracts. However, MSS and an affiliated broker dealer serve as principal underwriter of certain contracts issued by affiliates of the Trust.

     The Trust is not required to hold annual meetings of shareholders and, therefore, it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust a reasonable time before the Trust's solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.

     The cost of the preparation, printing and distribution of this Information Statement is an expense of MSS although the Adviser expects to receive reimbursement from Oechsle for these expenses.


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